Exhibit 99.1

Annie Hai-yuan Lo Elected to Quintiles Transnational Holdings Inc. Board of Directors

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--September 28, 2015--Quintiles Transnational Holdings Inc. (“Quintiles” or the “Company”) (NYSE: Q) announced today that Annie Hai-yuan Lo, has been appointed to its Board of Directors, effective immediately. Ms. Lo will also serve as a member of the Audit Committee of the Board.

Ms. Lo has more than 30 years of financial and operational experience at Johnson & Johnson, a global healthcare company, most recently serving as the Chief Financial Officer of the Worldwide Consumer & Personal Care Group from 2001 until her retirement in 2011. Ms. Lo serves as a director of Ansell Ltd., an Australian manufacturing company, and TransForce Inc., a Montreal-based transportation and logistics company.

Ms. Lo received her Bachelor’s Degree in Taiwan from National Taiwan University and her Masters of Business Administration from Eastern Michigan University. She is a Certified Management Accountant.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.” To learn more, visit www.quintiles.com.

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CONTACT:
Quintiles Transnational Holdings Inc.
Phil Bridges, Media Relations (phil.bridges@quintiles.com)
+ 1.919.998.1653 (office) +1.919.457.6347 (mobile)
or
Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)
+1.919.998.2590